Exhibit 99.1

IsoRay Announces Fourth Quarter and Full-Year 2018 Financial Results

Year over year fourth quarter revenues increased 17%
Sixth Consecutive Quarter of Year-Over-Year Revenue Increases
Full year revenues increased 24%

RICHLAND, Wash., Sept. 25, 2018 (GLOBE NEWSWIRE) -- IsoRay (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the fiscal fourth quarter and full-year ended June 30, 2018.

Revenue for the fourth quarter ended June 30, 2018 grew 17% to $1.60 million versus $1.37 million in the prior year comparable period. The revenue increase was driven by an increase in both new and existing accounts. Prostate brachytherapy represented 87% of total revenue for the fourth quarter of 2018 compared to 88% in the prior year comparable period. Gross profit as a percentage of revenues declined to 27.3% for the three months ended June 30, 2018 versus 36.4% in the prior year comparable period. The decrease was primarily due to an increase in raw material costs in anticipation of sales growth.

“I am excited to rejoin the company and bring new ideas and develop key opportunities for existing and new products. With the recent growth trajectory of the core business, the expected launches of Blu-Build™ delivery system and GammaTile™ Therapy along with our increasing progress in expanding applications for Cesium-131, we see promise on many fronts. We look forward to building on these important achievements to expand our market presence and fuel continued growth,” IsoRay Interim CEO Lori Woods said.

Total operating expenses in the fourth quarter increased 19% to $2.81 million compared to $2.36 million in the prior year period. Increases in research and development and general and administrative expenses were partially offset by decreases in sales and marketing expenses. General and administrative expenses of $1.56 million included $0.36 million attributable to the executive severance agreement of the former CEO during the quarter. The increase in research and development expense was related to new product development and collaborative research and development expenses related to GT Medical Technologies and the pending launch of GammaTile™ Therapy.

The net loss for the three months ended June 30, 2018 was $2.36 million or ($0.04) per basic and diluted share versus a net loss of $1.85 million or ($0.03) per basic and diluted share in the comparable prior year period.

Revenue for the full year ended June 30, 2018 increased 24% to $5.92 million versus $4.76 million in the prior year comparable period. Prostate brachytherapy represented 86% of total revenue for fiscal 2018 compared to 88% for the fiscal year 2017. Fiscal 2018 sales growth was driven by the revitalized sales and marketing strategy that included significant investments in website design, product support literature and social media and public relations which are increasing the awareness of the Company in the prostate brachytherapy treatment markets. Additionally, IsoRay’s Cesium-131 isotope received increasing interest from clinicians primarily focused on brain and pelvic cancers which resulted in other brachytherapy revenue growing faster than prostate brachytherapy revenue for the full fiscal year ended June 30, 2018. The Company realized a balance of overall revenue growth from both new and existing accounts. Gross profit as a percentage of revenue improved to 31.1% for the year ended June 30, 2018 versus 17.6% in the prior year comparable period. The improvement was driven by leveraging the manufacturing facility, personnel and better utilization of the isotope.

Total operating expenses for the 2018 fiscal year increased 20% to $8.57 million compared to $7.15 million in the prior year period. General and administrative expenses included $0.36 million attributable to the executive severance agreement of the former CEO during the fourth quarter. The increase in research and development expense was primarily related to new product development, specifically Blu-Build™, and collaborative research and development expenses related to GT Medical Technologies and the pending launch of GammaTile™ Therapy. The increase in sales and marketing expenses was related to travel and compensation for new employees and support for revenue growth.

The net loss for the fiscal year ended June 30, 2018 was $6.70 million or ($0.12) per basic and diluted share versus a net loss of $6.16 million or ($0.11) per basic and diluted share in the comparable prior year period.

Cash, cash equivalents, and certificates of deposits at the end of fiscal 2018 totaled $3.43 million versus $8.97 million in the prior year comparable period and the Company had no debt. During the fiscal first quarter of 2019 the Company closed a public offering of 11.0 million shares of its common stock at a price of $0.75 per share. Gross proceeds, before underwriting discounts, commissions and estimated offering costs, were approximately $8.25 million.

Conference Call Details
The Company will hold an earnings conference call today, September 25, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the earnings conference call, please dial (877) 407-8031. For callers outside the U.S., please dial (201) 689-8031.

The conference call will be simultaneously webcast and can be accessed at http://www.investorcalendar.com/event/37451 by clicking on the link. The webcast will be available until December 25, 2018 following the conference call. A replay of the call will also be available by phone and can be accessed by dialing (877) 481-4010 and providing reference number 37451. For callers outside the U.S., please dial (919) 882-2331 and provide reference number 37451. The replay will be available beginning approximately 1 hour after the completion of the live event, ending at midnight eastern on October 2, 2018.

Contacts
Investor Relations: Mark Levin (501) 255-1910
Media and Public Relations: Sharon Schultz (302) 539-3747

About IsoRay, Inc.
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Safe Harbor Statement
Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems, whether interest in and use of our products will increase or continue, whether the new marketing strategy will continue to increase sales, whether the changes to the sales staff will continue to result in increased sales, whether the additional resources being added to IsoRay's online presence will increase patient or clinician engagement and interest, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, the advantages of Cesium-131 over Iodine-125, whether our market presence and growth will continue, the timing of launch of Blu-BuildTM and GammaTileTM Therapy, the positive industry data fueling renewed interest in brachytherapy, strong patient results, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) clearance and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in IsoRay's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IsoRay, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares)

	June 30, 2018	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,600	$5,932
Certificates of deposit	825	3,039
Accounts receivable, net	1,192	726
Inventory	516	323
Prepaid expenses and other current assets	335	271

Total current assets	5,468	10,291

Property and equipment, net	1,311	1,054
Certificates of deposit, non-current	-	-
Restricted cash	181	181
Inventory, non-current	297	513
Other assets, net of accumulated amortization	198	230

Total assets	$7,455	$12,269

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,391	$630
Accrued protocol expense	77	75
Accrued radioactive waste disposal	37	125
Accrued payroll and related taxes	155	138
Accrued vacation	175	138

Total current liabilities	1,835	1,106
Long-term liabilities:
Warrant derivative liability	-	-
Asset retirement obligation	590	561

Total liabilities	2,425	1,667
Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value; 7,001,671 shares authorized:
Series A: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Series C: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series D: 1,671 shares allocated; no shares issued and outstanding	-	-
Common stock, $.001 par value; 192,998,329 shares authorized; 56,331,147 and 55,017,419 shares issued and outstanding	56	55
Treasury stock	-	-
Additional paid-in capital	84,322	83,151
Accumulated deficit	(79,348)	(72,604)

Total shareholders' equity	5,030	10,602

Total liabilities and shareholders' equity	$7,455	$12,269

IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars and shares in thousands, except for per-share amounts)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Twelve Months Ended June 30, 2018	Twelve Months Ended June 30, 2017
	Q4 2018	Q4 2017	2018	2017

Product sales, net	$1,603	$1,370	$5,923	$4,761
Cost of product sales	1,166	872	4,081	3,923
Gross profit	437	498	1,842	838

Operating expenses:
Research and development
Proprietary research and development	437	283	1,351	771
Collaboration arrangement, net of reimbursement	135	33	395	194
Total research and development	572	316	1,746	965
Sales and marketing	680	760	2,660	2,310
General and administrative	1,555	1,285	4,165	3,918
Change in estimate of asset retirement obligation	-	-	-	(48)
Total operating expenses	2,807	2,361	8,571	7,145

Operating loss	(2,370)	(1,863)	(6,729)	(6,307)

Non-operating income:
Interest income	12	29	29	118
Change in fair value of warrant derivative liability	-	-	-	27
Financing and interest expense	-	(20)	-	-
Non-operating income, net	12	9	29	145

Net loss	(2,358)	(1,854)	(6,700)	(6,162)
Preferred stock dividends	(3)	(3)	(11)	(11)

Net loss applicable to common shareholders	$(2,361)	$(1,857)	$(6,711)	$(6,173)

Basic and diluted loss per share	$(0.04)	$(0.03)	$(0.12)	$(0.11)

Weighted average shares used in computing net loss per share:
Basic and diluted	55,463	55,017	55,159	55,016